Exhibit 99.1
October 19, 2021

Fellow shareholders,

After a lighter-than-normal content slate in Q1 and Q2 due to COVID-related production delays in 2020, we are seeing the positive effects of a stronger slate in the second half of the year. In Q3, we grew revenue 16% year over year to $7.5 billion, while operating income rose 33% vs. the prior year quarter to $1.8 billion. We added 4.4m paid net adds (vs. 2.2m in Q3’20) to end the quarter with 214m paid memberships. We’re very excited to finish the year with what we expect to be our strongest Q4 content offering yet, which shows up as bigger content expense and lower operating margins sequentially.

(in millions except per share data)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21	Q4'21 Forecast
Revenue	$6,436	$6,644	$7,163	$7,342	$7,483	$7,712
Y/Y % Growth	22.7%	21.5%	24.2%	19.4%	16.3%	16.1%
Operating Income	$1,315	$954	$1,960	$1,848	$1,755	$500
Operating Margin	20.4%	14.4%	27.4%	25.2%	23.5%	6.5%
Net Income	$790	$542	$1,707	$1,353	$1,449	$365
Diluted EPS	$1.74	$1.19	$3.75	$2.97	$3.19	$0.80

Global Streaming Paid Memberships	195.15	203.66	207.64	209.18	213.56	222.06
Y/Y % Growth	23.3%	21.9%	13.6%	8.4%	9.4%	9.0%
Global Streaming Paid Net Additions	2.20	8.51	3.98	1.54	4.38	8.50

Net cash provided by (used in) operating activities	$1,264	$(138)	$777	$(64)	$82
Free Cash Flow*	$1,145	$(284)	$692	$(175)	$(106)
Shares (FD)	455.1	455.3	455.6	455.1	454.9
Note: Figures are consolidated, including DVD.
* Free cash flow represents Net Cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.

1

Q3 Results and Q4 Forecast
Revenue growth in Q3 was driven by a 9% and 7% increase in average paid streaming memberships and ARM1 , respectively. Excluding a foreign exchange (FX) impact of +$128m, ARM rose 5% year over year. Operating margin for Q3 amounted to 23.5%, a three percentage point increase vs. the year ago period. This was above our beginning of quarter forecast due to the timing of content spend, as well as lower than forecasted marketing spend. EPS of $3.19 vs. $1.74 a year ago included a $136m non-cash unrealized gain from FX remeasurement on our Euro denominated debt.
We under-forecasted paid net adds for the quarter (4.4m actual vs. our 3.5m projection), while ending paid memberships of 214m was within 0.4% of our forecast. For the second consecutive quarter, the APAC region was our largest contributor to membership growth with 2.2m paid net adds (half of total paid net adds) as we are continuing to improve our service in this region. In EMEA, paid net adds of 1.8m improved sequentially vs. the 188k in Q2 as several titles had a particularly strong impact. The UCAN and LATAM regions grew paid memberships more slowly. These regions have higher penetration of broadband homes although we believe we still have ample runway for growth as we continue to improve our service.
As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report and we strive for accuracy. For Q4’21, we forecast paid net adds of 8.5m, consistent with Q4’20 paid net additions. For the full year 2021, we forecast an operating margin of 20% or slightly better. This means that Q4’21 operating margin will be approximately 6.5% compared with 14% in Q4’20. The year over year decline in operating margin is due mostly to our backloaded big content release schedule in this Q4, which will result in a roughly 19% year over year increase in content amortization for Q4’21 (compared with ~8% growth year to date).

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1 ARM (Average Revenue per Membership) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.

2

Content
Our programming strategy is to provide members with a wide variety of high quality content that’s loved and watched in large numbers. Season five of La Casa de Papel (aka Money Heist) and season three of Sex Education were two of our biggest returning shows in the quarter with 69m and 55m member households, respectively, choosing to watch these fan favorites in the first four weeks. On the heels of The Queen’s Gambit, we’ve had another limited series hit with Maid which launched just after quarter-end on October 1. We expect this story about living on the poverty line by award-winning playwright and screenwriter Molly Smith Metzler to reach 67m households during its first four weeks.
La Casa de Papel was our first non-English language title to show that - with subtitling and dubbing - great stories truly can come from anywhere and be loved everywhere. We are now producing local TV and film in approximately 45 countries and have built deep relationships with creative communities around the world. While the goal of our local content executives is always to create locally authentic stories that will resonate in their country (like The Chestnut Man which we expect to be watched by approximately two thirds of our Danish members during its first four weeks), Netflix is a global, direct-to-consumer service which enables creators to reach broader audiences - and gives our members an even greater choice of stories to enjoy.
There is no better example of this than Squid Game, a unique Korean story that first captured the zeitgeist in Korea and then globally. Released on September 17, it has become our biggest TV show ever. A mind-boggling 142m member households globally have chosen to watch the title in its first four weeks. The breadth of Squid Game’s popularity is truly amazing; this show has been ranked as our #1 program in 94 countries (including the US). Like some of our other big hits, Squid Game has also pierced the cultural zeitgeist, spawning a Saturday Night Live skit2 and memes/clips on TikTok3 with more than 42 billion views. Demand for consumer products to celebrate the fandom for Squid Game is high and those items are on their way to retail now.
Our film slate also continues to build with a variety of successful Q3 titles such as action film Sweet Girl starring Jason Momoa (68m member households chose to watch in the first four weeks), Kissing Booth 3 (59m), the last installment in the rom com trilogy, the animated family film Vivo (46m) and Blood Red Sky, a German-language action horror movie (53m).
Later in the year, we will shift to reporting on hours viewed for our titles rather than the number of accounts that choose to watch them. There is some difference in rankings, as you see below, but we think engagement as measured by hours viewed is a slightly better indicator of the overall success of our titles and member satisfaction. It also matches how outside services measure TV viewing and gives proper credit to rewatching. In addition, we will start to release title metrics more regularly outside of our earnings report so our members and the industry can better measure success in the streaming world.

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2 https://www.youtube.com/watch?v=vWdHPMhy270
3 https://www.newsweek.com/squid-game-netflix-global-viewing-figures-rankings-1638498

3

We’re honored to have garnered the most Emmys ever for any single network or service in a season of television, with 44 (tying CBS’ tally in 1974 when there were only three national networks). This included our first best Drama series win (The Crown), while The Queen’s Gambit won 11 out of 18 nominations, including the coveted best limited series. Both titles are among our most popular ever, demonstrating critical and commercial success.
During Q3, we announced our agreement to acquire the Roald Dahl Story Company4, pending regulatory approval. This was an opportunity to purchase a beloved and enduring portfolio of intellectual property including Charlie and the Chocolate Factory, Matilda, The BFG, James and the Giant Peach, Fantastic Mr. Fox and The Twits, to name just a few. Roald Dahl’s books have been translated into 63 languages and have sold more than 300 million copies worldwide. Once we close, we’ll be looking to develop even more of these stories into new formats across the live action television and films, animation and pre-school categories.

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4 https://about.netflix.com/en/news/netflix-acquires-iconic-roald-dahl-story-company

4

We’ve begun testing our games offering in select countries. It remains very early days for this initiative and, like other content categories we’ve expanded into, we plan to try different types of games, learn from our members and improve our game library. During Q3, we acquired Night School Studio5, the maker of critically acclaimed games like OXENFREE6, to help build out our game development capabilities. As a reminder, games on Netflix will be included in members’ subscriptions and will not have advertisements or in-app purchases so game play is purely focused on enjoyment versus monetization.
We’re eagerly anticipating the rest of our Q4 slate, which includes a great mix of popular returning English language series like The Witcher, You, Tiger King and Cobra Kai, big returning non-English series like Sintonia and the final chapter of La Casa de Papel (aka Money Heist), as well as exciting new movies such as the action film Red Notice (starring Dwayne Johnson, Gal Gadot and Ryan Reynolds), Don’t Look Up with an all star cast including Leonardo DiCaprio, Jennifer Lawrence, Rob Morgan, Jonah Hill, Timothée Chalamet, Tyler Perry and Meryl Streep, as well as The Harder They Fall featuring Jonathan Majors, Zazie Beetz, LaKeith Stanfield, Regina King and Idris Elba, Army of Thieves (the prequel to our hit movie, Army of the Dead) and The Unforgivable starring Sandra Bullock, Viola Davis and Jon Bernthal. The latest films from acclaimed directors Jane Campion (The Power Of The Dog7) and Paolo Sorrentino (The Hand of God8) are also coming to Netflix in Q4.
Assuming no new Covid waves or unforeseen events that result in large scale production shutdowns, we currently anticipate a more normalized content slate in 2022, with a greater number of originals in 2022 vs. 2021 and a release schedule that is more balanced over the course of the year, as compared to 2021.
Product
We try many different approaches to see what might help our growth. One example in Q3 was the launch of a free plan for mobile users in Kenya. This plan is a great way for anyone in Kenya with an Android mobile phone to explore Netflix - with access to great content, personalized recommendations, and parental controls. We hope that this encourages more people to sign up for a paid membership so that they can watch Netflix on any device (mobile, TV, or laptop), access more features (e.g. downloads) and enjoy our entire catalog. It will take a year or two to determine if this technique helps our paid membership growth or not.
We know that members most value the variety and quality of our content. Great recommendations are key to ensuring they can experience that breadth and diversity. So we continue to invest in our recommendations to ensure members can easily find great stories to enjoy on our service. One example of our ability to surface relevant programming is Manifest, a TV series that aired on NBC for three seasons and was subsequently cancelled in June 2021. We added Manifest to our service in the US and Canada during the summer of 2021. In the UCAN region, 25m member households chose to watch this title in its first 28 days and we’ve ordered a fourth and final season given the popularity of the show.

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5 https://about.netflix.com/en/news/expanding-our-games-team-with-the-acquisition-of-night-school-studio
6 https://www.youtube.com/watch?v=NAhrOoNR4ng
7 https://www.youtube.com/watch?v=ELvKuuXdfCU
8 https://www.youtube.com/watch?v=CFUVnhUsNws

5

Marketing & Communications
In addition to having best in class content and a product experience that allows members to easily find shows and movies they love, we also want our programming to be talked about and in the cultural zeitgeist. In September, we held our first global fan event, TUDUM9, which featured news, first looks and trailers from over 100 of the most anticipated Netflix films and series of the next 12 months. TUDUM was a new way for us to connect fans with our titles, talent and brand and to drive conversation at a global scale and trended at #2 globally the day of the event on Twitter. Additionally, TUDUM and the trailers/content released following the event were watched by fans in over 180 countries, generating close to 700m views and more than 3 billion impressions in less than four days.
Competition
We compete with a staggeringly large set of activities for consumers’ time and attention like watching linear TV, reading a book, browsing TikTok, or playing Fortnite, to name just a few. As one example of this dynamic, on October 4, when Facebook experienced a global outage for several hours, our engagement saw a 14% increase during this time period.
We are still quite small, with a lot of opportunity for growth; in our largest and most penetrated market, according to Nielsen, we are still less than 10% of US television screen time. Our approach as always is to improve our service as quickly as we can so that we can earn a greater share of people’s time.

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9 https://about.netflix.com/en/news/tudum-recap-everything-you-missed-from-our-first-ever-global-fan-event

6

Cash Flow and Capital Structure
Net cash generated by operating activities in Q3 was $82 million vs. $1.3 billion in the prior year period. Free cash flow (FCF)10 for the quarter was -$106 million vs. $1.1 billion in Q3‘20. FCF in last year’s Q3 was helped by COVID-related production shutdowns. Year to date FCF is $410m. With production volume ramping successfully and a lower operating margin in Q4, we anticipate Q4 ‘21 FCF to be negative. We continue to expect full year 2021 FCF to be approximately breakeven (plus or minus several hundred million dollars depending on the timing of production starts and related cash spending on content). We anticipate being FCF positive on an annual basis in 2022 and beyond.

As we discussed previously, we believe we no longer have a need to raise external financing to fund our day-to-day operations. During the quarter, we repurchased 0.2m shares for $100 million. Our slower buyback pace this quarter reflects the pick up in our M&A activity. As a reminder, we prioritize our cash to reinvest in our core business and to fund new growth opportunities like gaming, followed by selective acquisitions. After satisfying those uses of cash, excess cash above and beyond our minimum cash levels will be returned to shareholders via stock repurchases.
Environmental, Social, and Governance (ESG)
In March, we committed to achieve net zero greenhouse gas emissions by the end of 2022 and to reduce our emissions to be in line with the latest climate science, ensuring that our internal reductions are consistent with a trajectory of no more than 1.5℃ of warming. We’ve been making progress on this initiative. We provided an update in September here11.

Reference
For quick reference, our eight most recent investor letters are: July 2021,12 April 2021,13 January 2021,14 October 2020,15 July 2020,16 April 2020,17 January 2020,18 October 2019.19

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10 For a reconciliation of free cash flow to net cash provided by (used in) operating activities, please refer to the reconciliation in tabular form on the attached unaudited financial statements and the footnotes thereto.
11 https://about.netflix.com/en/news/netflix-in-progress-report-on-our-climate-commitments
12 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q2/FINAL-Q2-21-Shareholder-Letter.pdf
13 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q1/FINAL-Q1-21-Shareholder-Letter.pdf
14 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q4/FINAL-Q420-Shareholder-Letter.pdf
15 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q3/FINAL-Q3-20-Shareholder-Letter.pdf
16 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q2/FINAL-Q2-20-Shareholder-Letter-V3-with-Tables.pdf
17 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q1/updated/FINAL-Q1-20-Shareholder-Letter.pdf
18 https://s22.q4cdn.com/959853165/files/doc_financials/2019/q4/FINAL-Q4-19-Shareholder-Letter.pdf
19 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2019/q3/FINAL-Q3-19-Shareholder-Letter.pdf

7

Regional Breakdown

(in millions)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21
UCAN Streaming:
Revenue	$2,933	$2,980	$3,171	$3,235	$3,258
Paid Memberships	73.08	73.94	74.38	73.95	74.02
Paid Net Additions	0.18	0.86	0.45	(0.43)	0.07
Average Revenue per Membership	$13.40	$13.51	$14.25	$14.54	$14.68
Y/Y % Growth	2%	2%	9%	10%	10%
F/X Neutral Y/Y % Growth	3%	2%	9%	9%	9%

EMEA:
Revenue	$2,019	$2,137	$2,344	$2,400	$2,432
Paid Memberships	62.24	66.70	68.51	68.70	70.50
Paid Net Additions	0.76	4.46	1.81	0.19	1.80
Average Revenue per Membership	$10.88	$11.05	$11.56	$11.66	$11.65
Y/Y % Growth	5%	5%	11%	11%	7%
F/X Neutral Y/Y % Growth	3%	—%	4%	2%	3%

LATAM:
Revenue	$789	$789	$837	$861	$915
Paid Memberships	36.32	37.54	37.89	38.66	38.99
Paid Net Additions	0.26	1.21	0.36	0.76	0.33
Average Revenue per Membership	$7.27	$7.12	$7.39	$7.50	$7.86
Y/Y % Growth	(16)%	(13)%	(8)%	1%	8%
F/X Neutral Y/Y % Growth	5%	4%	5%	2%	8%

APAC:
Revenue	$635	$685	$762	$799	$834
Paid Memberships	23.50	25.49	26.85	27.88	30.05
Paid Net Additions	1.01	1.99	1.36	1.02	2.18
Average Revenue per Membership	$9.20	$9.32	$9.71	$9.74	$9.60
Y/Y % Growth	(1)%	3%	9%	9%	4%
F/X Neutral Y/Y % Growth	(1)%	—%	3%	1%	2%

8

October 19, 2021 Earnings Interview, 3pm PT
Our video interview with Nidhi Gupta of Fidelity Management & Research, Co. will be on youtube/netflixir at 3pm PT today. Questions that investors would like to see asked should be sent to nidhi.gupta@fmr.com. Reed Hastings, co-CEO, Spence Neumann, CFO, Ted Sarandos, co-CEO & Chief Content Officer, Greg Peters, COO & Chief Product Officer and Spencer Wang, VP of IR/Corporate Development will all be on the video to answer Nidhi’s questions.

IR Contact:	PR Contact:
Spencer Wang	Jonathan Bing
VP, Finance/IR & Corporate Development	Director, Corporate Communications
408 809-5360	818 643-0146

9

Use of Non-GAAP Measure
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. However, this non-GAAP financial measure should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter and year ending December 31, 2021; investment in our service; average revenue per membership; adoption of internet entertainment and impact on growth; competitive position; future content offerings, including games, and the number, timing and performance of such offerings; product enhancements and offerings; cash spending on content; stock repurchases; impact of production delays; emissions commitments; future capital and external financing needs; debt; global streaming paid memberships, paid net additions, membership growth and retention; consolidated revenue, revenue growth, operating income, operating margin, net income, content amortization and earnings per share; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of video entertainment; cash spend; ability to recognize the benefits of our investments, including acquisitions; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks, including shutdowns; impact of the coronavirus pandemic; and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 28, 2021. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

10

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenues	$7,483,467	$7,341,777	$6,435,637	$21,988,526	$18,351,614
Cost of revenues	4,206,589	4,018,008	3,867,751	12,093,108	11,111,159
Marketing	635,948	603,973	527,597	1,752,433	1,465,797
Technology and development	563,887	537,321	453,802	1,626,415	1,342,664
General and administrative	321,790	334,845	271,624	953,831	800,947
Operating income	1,755,253	1,847,630	1,314,863	5,562,739	3,631,047
Other income (expense):
Interest expense	(190,429)	(191,322)	(197,079)	(576,191)	(570,313)
Interest and other income (expense)	96,135	(62,519)	(256,324)	302,702	(367,802)
Income before income taxes	1,660,959	1,593,789	861,460	5,289,250	2,692,932
Provision for income taxes	(211,888)	(240,776)	(71,484)	(780,451)	(473,693)
Net income	$1,449,071	$1,353,013	$789,976	$4,508,799	$2,219,239
Earnings per share:
Basic	$3.27	$3.05	$1.79	$10.18	$5.04
Diluted	$3.19	$2.97	$1.74	$9.90	$4.89
Weighted-average shares of common stock outstanding:
Basic	442,778	443,159	441,526	443,052	440,486
Diluted	454,925	455,129	455,088	455,230	453,846

11

Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,526,681	$8,205,550
Other current assets	1,889,106	1,556,030
Total current assets	9,415,787	9,761,580
Content assets, net	28,974,045	25,383,950
Property and equipment, net	1,220,114	960,183
Other non-current assets	3,129,911	3,174,646
Total assets	$42,739,857	$39,280,359
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,110,962	$4,429,536
Accounts payable	643,059	656,183
Accrued expenses and other liabilities	1,413,120	1,102,196
Deferred revenue	1,182,632	1,117,992
Short-term debt	699,473	499,878
Total current liabilities	8,049,246	7,805,785
Non-current content liabilities	2,301,026	2,618,084
Long-term debt	14,793,691	15,809,095
Other non-current liabilities	2,281,277	1,982,155
Total liabilities	27,425,240	28,215,119
Stockholders' equity:
Common stock	3,852,531	3,447,698
Treasury stock at cost	(600,022)	—
Accumulated other comprehensive income (loss)	(19,835)	44,398
Retained earnings	12,081,943	7,573,144
Total stockholders' equity	15,314,617	11,065,240
Total liabilities and stockholders' equity	$42,739,857	$39,280,359

Supplemental Information
Total streaming content obligations*	$22,465,540	$19,218,830

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for asset recognition.

12

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income	$1,449,071	$1,353,013	$789,976	$4,508,799	$2,219,239
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Additions to content assets	(4,666,237)	(4,096,750)	(2,653,886)	(12,047,563)	(8,458,943)
Change in content liabilities	(29,246)	(312,208)	(379,458)	(607,494)	(228,945)
Amortization of content assets	2,963,051	2,806,803	2,733,743	8,489,050	7,824,287
Depreciation and amortization of property, equipment and intangibles	70,253	38,434	28,589	144,428	83,767
Stock-based compensation expense	95,078	101,583	106,357	303,891	307,586
Foreign currency remeasurement loss (gain) on debt	(136,488)	63,074	249,194	(326,744)	275,295
Other non-cash items	102,211	108,103	83,851	282,971	219,600
Deferred income taxes	50,967	51,127	(40,277)	261,827	229,650
Changes in operating assets and liabilities:
Other current assets	(95,145)	(52,373)	(22,974)	(369,073)	(147,261)
Accounts payable	24,836	72,313	111,677	(40,164)	(149,503)
Accrued expenses and other liabilities	269,774	(171,430)	266,027	276,241	374,768
Deferred revenue	(4,732)	47,093	10,941	64,640	115,457
Other non-current assets and liabilities	(11,014)	(72,543)	(19,999)	(144,925)	(100,248)
Net cash provided by (used in) operating activities	82,379	(63,761)	1,263,761	795,884	2,564,749
Cash flows from investing activities:
Purchases of property and equipment	(167,327)	(110,278)	(109,811)	(358,606)	(349,567)
Change in other assets	(21,304)	(1,000)	(8,840)	(26,919)	(9,388)
Net cash used in investing activities	(188,631)	(111,278)	(118,651)	(385,525)	(358,955)
Cash flows from financing activities:
Proceeds from issuance of debt	—	—	—	—	1,009,464
Debt issuance costs	—	—	—	—	(7,559)
Repayments of debt	—	—	—	(500,000)	—
Proceeds from issuance of common stock	18,445	19,749	68,665	86,265	201,419
Repurchases of common stock	(100,000)	(500,022)	—	(600,022)	—
Net cash provided by (used in) financing activities	(81,555)	(480,273)	68,665	(1,013,757)	1,203,324
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(63,843)	23,477	28,459	(82,504)	(30,624)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(251,650)	(631,835)	1,242,234	(685,902)	3,378,494
Cash, cash equivalents and restricted cash at beginning of period	7,804,618	8,436,453	7,180,046	8,238,870	5,043,786
Cash, cash equivalents and restricted cash at end of period	$7,552,968	$7,804,618	$8,422,280	$7,552,968	$8,422,280

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$82,379	$(63,761)	$1,263,761	$795,884	$2,564,749
Purchases of property and equipment	(167,327)	(110,278)	(109,811)	(358,606)	(349,567)
Change in other assets	(21,304)	(1,000)	(8,840)	(26,919)	(9,388)
Non-GAAP free cash flow	$(106,252)	$(175,039)	$1,145,110	$410,359	$2,205,794

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